Shareholder Meeting Results

The Special Meeting of Shareholders of The Lou Holland Trust (the "Trust") was held on April 29, 2008 at One North Wacker Drive, Suite 700, Chicago, Illinois. At the meeting, the following matter was voted upon and approved by the shareholders:

To elect three new Trustees to the Board of Trustees of the Trust to hold office until their respective successors shall have been duly elected and qualified.
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                                                                   NUMBER OF VOTES:
                                                      --------------------------------------------
                                                      ---------------------- ---------------------
TRUSTEES                                                       FOR                 WITHHELD
----------------------------------------------------- ---------------------- ---------------------
----------------------------------------------------- ---------------------- ---------------------
Abe Tomas Hughes II                                         2,603,065               42,305
Jose L. Santillan                                           2,604,847               40,523
Monica L. Walker                                            2,588,702               56,668

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Following  the Special  Meeting of  Shareholders  and the  elections of Mr.
Hughes, Mr. Santillan and Ms. Walker, Mr. Louis A. Holland and Mr. Philip Halpern resigned their positions as Trustees of the Trust.